Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NCI Building Systems, Inc. for the registration of 54,136,818 shares of its common stock and to the incorporation by reference therein of our reports dated December 21, 2012, with respect to the consolidated financial statements of NCI Building Systems, Inc., and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in its Annual Report (Form 10-K) for the year ended October 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas

February 5, 2013